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                          [METALLURG, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE


               FINANCING PLANS FOR ACQUISITION OF METALLURG, INC.

     New York, NY - June 19, 1998 - Metallurg, Inc. (OTCBB: MEAL) announced today the plans of Safeguard International Fund, L.P. for financing the acquisition of Metallurg by a group of institutional co-investors led by Safeguard International.

     Safeguard International has advised Metallurg that it plans to finance the acquisition in part through an unregistered offering of senior discount notes due 2008. It is anticipated that the notes will be issued by Metallurg Holdings, Inc., a newly formed Delaware corporation, which will own all the outstanding common stock of Metallurg, Inc. after the acquisition. The offering is expected to yield gross proceeds to Holdings of approximately $60 million. The proceeds will be used by Holdings, together with equity contributions to Holdings by the investor group of approximately $100 million, to fund the purchase price of $30 per share to current shareholders of Metallurg. No funds of Metallurg, Inc. will be used to finance the purchase price.

     Safeguard International has advised Metallurg that the senior discount notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption form the registration requirements of the Act.